TRADE MARK LICENCE AGREEMENT

between

THE ROYAL BANK OF SCOTLAND GROUP PLC

and

CITIZENS FINANCIAL GROUP INC.

INDEX

CLAUSE	PAGE
1.Definitions and Interpretation    2
2.Licence Term    6
3.Grant of Licence    7
4.Title and Goodwill    12
5.Restrictions on Use    13
6.Composite Trade Marks    14
7.Quality Control    15
8.Infringement    17
9.Warranties, Indemnity and Liability    19
10.Termination    22
11.Consequences of Expiry of Agreement or Termination    24
12.Licence Fees    26
13.Irrevocable Authority    28
14.Notice    29
15.Amendment    30
16.Entire Agreement    30
17.Severability    31
18.No Partnership, Joint Venture or Agency    31
19.Assignment    31
20.Waiver    32
21.Contracts (Rights of Third Parties) Act 1999    32
22.Counterparts    32
23.Governing Law and Jurisdiction    32

SCHEDULES    PAGE

Schedule 1	Daisy Design 1-1

Schedule 2	Existing Composite Trade Marks 2-1

Schedule 3	New Composite Trade Marks 3-1

Schedule 3A	New Consumer Banking Business Line Composite Trade Marks 3-2

Schedule 3B	New Commercial Banking Business Line Composite Trade Marks 3-4

Schedule 4	Licensee’s Trade Marks 4-1

Schedule 5	Limited Instances of Permitted Use of “RBS” Mark in Relation

to Retail Banking Services 5-1

Schedule 6	Domain Names Containing the “RBS” Mark Controlled by the Licensor 6-1

THIS TRADE MARK LICENCE AGREEMENT made the 29th day of September, 2014 (the “Agreement”)
BETWEEN:

(1)
THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland with company number SC045551 and having its registered office at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland (the “Licensor”)

and

(2)	CITIZENS FINANCIAL GROUP, INC., a Delaware corporation, with a principal place of business at One Citizens Plaza, Providence, Rhode Island 02903-1339 (the “Licensee”)
WHEREAS:

A.	The Licensor is the owner of the Licensor’s Trade Marks.

B.
The Licensor has previously granted the Licensee one or more licences in respect of Licensor’s Trade Marks, including pursuant to those previous licence agreements of 19 September 2005, 1 November 2006 and 18 May 2012 (the “Previous Licence Agreements”).

C.
The Licensee wishes to obtain from the Licensor for itself, the Licensee Group Companies and the Permitted Sub-licensees, and the Licensor has agreed to grant to the Licensee and the Licensee Group Companies, a limited licence to use the Licensor’s Trade Marks, on or in relation to the Services in the Territory, such licence to include the right of the Licensee to grant sub-licences to the Permitted Sub-licensees, all on the terms and conditions set out in this Agreement.

D.
The Licensor and the Licensee intend that this Agreement will supersede the Previous Licence Agreements and the Previous Licence Agreements shall terminate as of the Commencement Date and shall have no further effect following the Commencement Date.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Licensor and the Licensee) and in consideration of the mutual undertakings set out in this Agreement, and intending to be legally bound hereby, the Licensor and the Licensee agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement (including the recitals), the following words and expressions shall have the meanings set out below:
Acquired Bank shall have the meaning set out in Clause 3.4.1;
Acquired Branch shall have the meaning set out in Clause 3.4.2;
Acquiring Party shall have the meaning set out in Clause 3.4.1;
Capital Stock means, with respect to any person or entity, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person’s or entity’s voting stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such voting stock;
CBNA means Citizens Bank, N.A.;
CBPA means Citizens Bank of Pennsylvania;
Change of Control means (i) the consummation of any transaction as a result of which any person or entity, other than the Licensor, any of its affiliates or any Initial Transferee, acquires directly or indirectly more than fifty (50) per cent of the outstanding Capital Stock of the Licensee, including through a merger or consolidation or purchase of the Capital Stock of the Licensee or (ii) the sale, lease, conveyance, disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Licensee taken as a whole to any person or entity other than the Licensor, or an affiliate of the Licensor;
Claim shall have the meaning set out in Clause 9.4.
Commencement Date means the date first appearing at the beginning of this Agreement;
Composite Trade Marks means the Existing Composite Trade Marks, New Composite Trade Marks, New Commercial Banking Business Line Composite Trade Marks and New Consumer Banking Business Line Trade Marks, collectively;
Daisy Design means the design set out in Schedule 1;
Extended Term shall have the meaning set out in Clause 2.2;

Existing Composite Trade Marks means (i) the marks set out in Schedule 2, the use of each of which shall be limited to any shade of green, black and/or white and variations thereof (including green or black outline of white lettering and the Daisy Design), save that the Daisy Design and “RBS” name shall always be used in Pantone 281 blue (or its equivalent under an industry recognised colour standard) where those two marks appear together in the Composite Trade Marks and (ii) any domain name which is either (a) controlled, and used in connection with the Services, by the Licensee as of the Commencement Date that contains the acronym "RBS" or (b) otherwise set out in Schedule 6;
Initial Term shall have the meaning set out in Clause 2.1;
Initial Transferee means any person or entity to whom the Licensor or any of its affiliates transfers at least fifty (50) per cent of the outstanding Capital Stock of the Licensee owned directly or indirectly by the Licensor on the Commencement Date;
Licence Fees shall have the meaning set out in Clause 12.1;
Licensee Group Company means, subject to Clause 3.4.1, in relation to the Licensee, any company which, at the relevant time, is a wholly-owned Subsidiary of the Licensee;
Licensee’s Trade Marks means the marks set out in Schedule 4 and any trade mark and service mark applications and registrations for such marks in the name of the Licensee;
Licensor’s Trade Marks means (i) the Daisy Design (whether registered or unregistered), (ii) the acronym "RBS" (whether registered or unregistered), and (iii) any United States trade mark and service mark applications and registrations in the name of the Licensor for the foregoing;
Manner of Use Requirements shall have the meaning set out in Clause 7.4;
New Commercial Banking Business Line Composite Trade Marks means the marks set out in Schedule 3B, as such Schedule may be amended from time-to time pursuant to Clause 5.2, the use of each of which shall be limited to any shade of green, grey, black and/or white and variations thereof, (including green, grey or black outline of white lettering and the Daisy Design);
New Composite Trade Marks means the marks set out in Schedule 3;

New Consumer Banking Business Line Composite Trade Marks means the marks set out in Schedule 3A, as such Schedule may be amended from time-to-time pursuant to Clause 5.2, the use of each of which shall be limited to any shade of green, grey, black and/or white and variations thereof, (including green, grey or black outline of white lettering and the Daisy Design);
Permitted Sub-licensees means only: (i) The Phillies and Phillies Ballpark L. P. and (ii) Major League Baseball (“MLB”), pursuant to the Permitted Sub-licence Agreement;
Permitted Sub-licence Agreement means the Naming Rights, Sponsorship and Advertising Agreement dated 17 June 2003 between CBPA and the Licensee on the one hand and The Phillies and Phillies Ballpark L.P. on the other;
Previous Licence Agreements shall have the meaning set out in Recital B;
Quality Standard shall have the meaning set out in Clause 7.3;
Registration Rights Agreement means the Registration Rights Agreement, dated on or around the Commencement Date, by and between the Licensor and the Licensee;
Schedule means a schedule annexed to and forming part of this Agreement as may be updated from time to time in accordance with this Agreement;
Separation Agreement means the Separation and Shareholder Agreement, dated on or around the Commencement Date, by and between the Licensor and the Licensee;
Services means retail and commercial banking services in the Territory and their marketing, promotion and sale;
Subsidiary means, with respect to any person or entity, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person or entity;
Tax includes all forms of taxation and social security contributions and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, levies and withholdings of any nature whatsoever, in each case whether imposed in the United Kingdom, the United States or elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the parties, together with all penalties, charges and interest relating to any of the foregoing;
Tax Authority means any body or organization in any jurisdiction having authority over a party in relation to Tax;
Territory means those states and territories (including unincorporated territories) comprising the United States of America;
Transitional Services Agreement means the Transitional Services Agreement, dated on or around the Commencement Date, by and between the Licensor and the Licensee; and
VAT means United Kingdom value added tax imposed in compliance with EC Council Directive 2006/112 or any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere. Any reference in this Agreement to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

1.2.	In this Agreement, unless the context otherwise requires:

1.2.1	the index and clause headings are for convenience only and shall not affect the construction or interpretation of this Agreement;

1.2.2
references to the recitals, clauses and Schedules are references to the recitals, clauses and Schedules of this Agreement and references in any clause or Schedule to a paragraph are, unless otherwise stated, references to a paragraph in that clause or Schedule;

1.2.3
unless the context otherwise requires the singular shall include the plural and vice versa, references to any gender shall include references to the other genders and references to persons shall include natural persons, corporations, companies, firms, partnerships, bodies corporate, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality);

1.2.4	any phrase introduced by the terms “include” or “including” do not limit the sense of the words preceding such terms and shall be deemed to be followed by the words, “without limitation”; and

1.2.5
references to any English legal term for any right, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English law term.

1.2.6
Unless otherwise specified to the contrary, all of the obligations, undertakings or covenants of the Licensee under this Agreement shall apply to the Licensee in relation to itself and all other Licensee Group Companies and Permitted Sub-licensees (subject to the terms of the Permitted Sub-licence Agreement) and the Licensee shall, accordingly, ensure that the Licensee Group Companies and the Permitted Sub-licensees (subject to the terms of the Permitted Sub-licence Agreement) comply at all times with the terms of this Agreement.

1.3.
The Schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules and recitals.

2.	LICENCE TERM

2.1.
This Agreement shall come into force on the Commencement Date and, except if terminated in accordance with Clause 3.1 or Clause 10, shall continue in full force and effect for a period of five (5) years from the Commencement Date (the “Initial Term”).

2.2.
If the Licensee wishes to extend the Initial Term, the Licensee shall, at least six (6) months prior to expiry of the Initial Term, notify the Licensor in writing both that such an extension is required and the period of such extension (not to exceed five (5) years) and, except to the extent this Agreement is terminated in accordance with Clause 3.1 or Clause 10, subject to payment of the Licence Fees as set forth in Clause 12.1.2, this Agreement shall be automatically extended for such period, and such extension shall automatically come into force on the date of expiry of the Initial Term and shall continue in full force and effect for a maximum period of up to five (5) years from the date of expiry of the Initial Term, or until such time as terminated in accordance with Clause 3.1 or Clause 10 (the “Extended Term”) (it being understood that, in the event this Agreement is terminated in part pursuant to Clause 3.1, any extension pursuant to this Clause 2.2 shall only apply to those parts of this Agreement that have not otherwise been terminated pursuant to Clause 3.1).

2.3.	The Previous Licence Agreements shall terminate as of the Commencement Date.

3.	GRANT OF LICENCE

3.1.
Subject to the terms and conditions of this Agreement, and in consideration of the payment by the Licensee of the Licence Fees, the Licensor hereby grants to the Licensee and the Licensee Group Companies, and the Licensee, on behalf of itself and the Licensee Group Companies, hereby accepts from the Licensor, a non-transferable, non-sub-licensable (except as set forth in Clause 3.3) sole licence to use the Licensor’s Trade Marks but only in relation to the Composite Trade Marks (except as set forth in Clause 3.2) in relation to the Services in the Territory; provided that (x) except as otherwise set forth in Clause 3.2.7 or Clause 3.8, and notwithstanding any other provision of this Agreement, not later than thirty (30) days after the Licensor shall have ceased to hold at least fifty (50) per cent of the Licensee’s outstanding Capital Stock (but in no event earlier than 1 October 2015), this Agreement shall, subject to Clause 11.3, terminate with respect to the Licensee’s and the Licensee Group Companies’ right to use the Licensor’s “RBS” mark as part of the Existing Composite Trade Marks and in the instances set forth on Schedule 5, and upon such termination, the Licensee shall, and shall ensure that each Licensee Group Company shall, immediately discontinue the use of the acronym “RBS” as part of the Existing Composite Trade Marks and in the instances set forth on Schedule 5; (y) except in the limited instances set forth on Schedule 5, the Licensee shall not, and shall ensure that each Licensee Group Company shall not, at any time during its use of the Licensor’s “RBS” mark as part of the Existing Composite Trade Marks, use it in connection with the operation of the Licensee’s retail banking business or the marketing, promotion or sale of retail banking services; and (z) if the Licensee seeks to rebrand any product or Service which, as of the commencement of the relevant rebranding initiative for such product or Service, is branded using the Composite Trade Marks, and such rebranding provides for the cessation of use of the Composite Trade Marks with respect to such product or Service, then this Agreement shall, subject to Clause 11.4, without the need for notice and effective as of the date of completion

(but in no event more than sixty (60) days after the commencement) of the relevant rebranding initiative, terminate with respect to the Licensee’s right to use the Composite Trade Marks in relation to such product or Service.  The Licensee shall develop a project plan with respect to each rebranding initiative described in sub-clause (z) above and shall provide a copy of such project plan to the Licensor with reasonable notice prior to the commencement of the rebranding initiative. The dates of commencement and completion of such rebranding initiative shall be determined in accordance with the relevant project plan (it being understood that any such rebranding initiative shall not be deemed to have commenced to the extent the Licensee engages in customary testing or pre-launch activities (not to exceed ninety (90) days) in a test market to determine the viability and/or logistics associated with the full-scale public rollout of any such rebranding initiative).

3.2.
Nothing in this Agreement shall or is intended to permit the Licensee, the Licensee Group Companies or the Permitted Sub-licensees to use the Licensor’s Trade Marks (i) except as a component of a Composite Trade Mark, or (ii) for any purposes other than those set out in Clause 3.1 without the prior written consent of the Licensor, provided however, that subject to the terms of this Agreement, the Licensee and the Licensee Group Companies shall be permitted to continue to use:

3.2.1	the Daisy Design by itself on the interior and exterior of the properties owned or leased by the Licensee or any Licensee Group Company;

3.2.2	the Daisy Design by itself as a design element in plastic debit or credit cards issued by the Licensee or any Licensee Group Company;

3.2.3
the Daisy Design by itself as an environmental element in traditional and in-store branches and administrative offices of the Licensee or any Licensee Group Company as a wall super graphic, window vinyl pattern, media wall mark or podium;

3.2.4
the Daisy Design by itself as a design element in incidental promotional items and employee accessories (e.g., pens, ties, pins, cuff links and golf shirts) that use the Daisy Design produced by the Licensee or any Licensee Group Company for their own use, but solely to the extent and only in the manner used as of 1 June 2014;

3.2.5	the Daisy Design by itself as a design element in printed materials and collateral (e.g. internal Microsoft PowerPoint templates, memorandum templates etc) in existence as of 1 June 2014;

3.2.6
the Daisy Design by itself in online applications used by the Licensee or any Licensee Group Company (including its mobile application having the Daisy Design as the icon, the App Store icon on the iTunes site, the icon for a technology application known as Relay Initiative, which provides for an electronic message to be sent to loan applicants upon submission of a loan application, and all checking and savings pages on citizensbank.com and charterone.com) as of 1 June 2014; and

3.2.7
the Daisy Design and the Licensor’s “RBS” mark, each either by itself or together as a combined trade mark, as design elements in internal, non-customer facing technology applications, but solely to the extent and only in the manner used on such applications by the Licensee or any Licensee Group Company as of 1 June 2014; provided that the Licensee and any such Licensee Group Company shall cease any and all such uses by 1 October 2017.

3.3.
The Licensee and the Licensee Group Companies shall have no right to sub-licence the Licensor’s Trade Marks or the Composite Trade Marks without the prior written consent of the Licensor, which consent shall be given or withheld at the Licensor’s sole and absolute discretion. Notwithstanding the foregoing, the Licensee shall, subject to the terms of this Agreement, have the right to grant sub-licences under the licence granted to the Licensee pursuant to Clause 3.1 to the Permitted Sub-licensees, pursuant to the Permitted Sub-licence Agreement, without the prior written consent of the Licensor. Neither Licensee nor any Permitted Sub-licensee may amend, modify or otherwise change the Permitted Sub-licence Agreement without the prior written consent of the Licensor to the extent such amendment, modification or other change relates to or otherwise affects the Licensor’s Trade Marks or the Composite Trade Marks in any respect. The Licensee shall remain responsible and fully liable at all times to the Licensor for any acts, omissions or default on the part of the Permitted Sub-licensees, and any action, omission or default by any Permitted Sub-licensee that would constitute a breach of this Agreement if it were an action, omission or default by the Licensee, shall constitute a breach of this Agreement by the Licensee. For the avoidance of doubt, no Permitted Sub-licensee shall, at any time, have any greater right to use the Licensor’s Trade Marks than the Licensee, each Permitted Sub-licensee’s right to use the Licensor’s Trade Marks shall be consistent with the terms of the Permitted Sub-licence Agreement and shall automatically terminate upon and to the extent of any expiration or termination of this Agreement.

3.4.	If:

3.4.1
at any time during the Initial Term, the Licensee or any Licensee Group Company (an “Acquiring Party”) acquires another depository institution, where such acquired institution becomes a Licensee Group Company (the “Acquired Bank”), the licence granted in Clause 3.1 shall extend, at the discretion of the Licensee, to such Acquired Bank, however the licence granted in Clause 3.1 shall not extend to any depositary institution acquired after the Initial Term; and

3.4.2
at any time during the Initial Term or the Extended Term, an Acquiring Party acquires one or more bank branches (each an “Acquired Branch”), the licence granted in Clause 3.1 shall extend, at the discretion of the Licensee, to such Acquired Branch.

3.5.
The Licensee acknowledges and confirms that the Licensor reserves the right to use or licence the Licensor’s Trade Marks in the Territory in any manner at the Licensor’s sole discretion; provided that the Licensor shall not sub-licence the Daisy Design in the Territory to any third party in relation to the Services except for (i) transitional purposes in connection with a sale or disposition of a business or (ii) the Licensor’s own purposes (including to a vendor providing services to Licensor or any of its affiliates or in connection with any joint venture or other strategic partnership or alliance).

3.6.
The Licensor may, at the Licensor’s sole and absolute discretion, add to, delete or vary any of the Licensor’s Trade Marks (it being understood that the Licensee and the Licensee Group Companies shall not be required to add, delete or vary any of the Licensor’s Trade Marks from the manner in which the Licensee or the Licensee Group Companies are using any of the Licensor’s Trade Marks as of 1 June 2014 as part of the Composite Trade Marks or as otherwise permitted hereunder).

3.7.	The Licensee shall not be in breach of the terms of Clause 3.1 solely by reason of using the Composite Trade Marks (or the Daisy Design by itself to the extent permitted under

Clause 3.2) on an Internet website that is accessible from outside the Territory, so long as the website is targeted at persons inside the Territory.

3.8.
The parties acknowledge and agree that with respect to any plastic debit or credit card issued by the Licensee or any Licensee Group Company as of 1 October 2015 which uses the Licensor’s “RBS” mark as a design element on any such debit or credit card, whether in combination with the Daisy Design and/or the Existing Composite Trade Marks, the Licensee or the Licensee Group Company, as applicable, shall not be required to recall and/or reissue such debit or credit cards immediately after 1 October 2015; provided that (i) to the extent any such debit or credit card needs to be reissued by the Licensee or any Licensee Group Company in the ordinary course after the Commencement Date, whether due to expiration or replacement of such debit or credit card for any reason, any reissue of such debit or credit card shall have all uses of, and references to, the Licensor’s “RBS” mark removed and (ii) in any event, any and all of the Licensee’s and the Licensee Group Companies’ plastic debit and credit cards which use the Licensor’s “RBS” mark as a design element shall be recalled and reissued by the Licensee and/or the Licensee Group Companies, as applicable, no later than 1 October 2017 so that all uses of, and references to, the Licensor’s “RBS” mark are removed and no longer used in connection therewith. For the avoidance of doubt, the Licensee and the Licensee Group Companies shall only be permitted to use the Licensor’s “RBS” mark with respect to any plastic debit or credit card, as contemplated in this Clause 3.8, solely to the extent and only in the manner such “RBS” mark was used on such debit or credit card as of 1 June 2014.

3.9.
For the avoidance of doubt, and notwithstanding anything herein to the contrary, each Licensee Group Company shall be licensed hereunder only for so long as such Licensee Group Company is and remains a wholly-owned Subsidiary of the Licensee.

4.	TITLE AND GOODWILL

4.1.
The Licensee acknowledges the Licensor’s exclusive ownership of the Licensor’s Trade Marks. This Agreement does not give the Licensee, the Licensee Group Companies or the Permitted Sub-licensees any interest in the Licensor’s Trade Marks, except the right to use the Licensor’s Trade Marks in accordance with the terms of this Agreement.

4.2.	Any use of the Licensor’s Trade Marks in so far as they form part of the Composite Trade Marks, or as otherwise permitted hereunder or under the Permitted Sub-licence Agreement,

by the Licensee, any Licensee Group Company or any Permitted Sub-licensee shall inure to the sole benefit of the Licensor. Without prejudice to the foregoing, all goodwill arising on or derived from the use of the Licensor’s Trade Marks in so far as they form part of the Composite Trade Marks, or as otherwise permitted hereunder or under the Permitted Sub-licence Agreement, by the Licensee, any Licensee Group Company or any Permitted Sub-licensee pursuant to this Agreement shall accrue to the benefit of the Licensor. The Licensor may, at any time as reasonably required, call for a confirmatory assignment of that goodwill and the Licensee shall immediately execute, and shall ensure that the Licensee Group Companies and Permitted Sub-licensees immediately execute, such assignment. Any use of the Licensee’s Trade Marks in so far as they form part of the Composite Trade Marks by the Licensee, any Licensee Group Company or Permitted Sub-licensee shall inure to the sole benefit of the Licensee. Without prejudice to the foregoing, all goodwill arising on or derived from the use of the Licensee’s Trade Marks in so far as they form part of the Composite Trade Marks by the Licensee, any Licensee Group Company or Permitted Sub-licensee pursuant to this Agreement shall accrue to the benefit of the Licensee.

4.3.
Wherever practicable (but in relation to the use by the Permitted Sub-Licensee, subject to the terms of the Permitted Sub-licence Agreement) the Licensee shall indicate that the Licensor’s Trade Marks are the property of the Licensor by the use of the following style of trade mark notice (or its equivalent), or such other notice as may be approved in advance by the Licensor, on or in relation to all Services in relation to which the Licensor’s Trade Marks, in so far as they form part of the Composite Trade Marks or as otherwise permitted hereunder or under the Permitted Sub-licence Agreement, are used: “The Daisy Design and RBS marks are trade marks of The Royal Bank of Scotland Group plc used under licence by Citizens Financial Group Inc.”

5.	RESTRICTIONS ON USE

5.1.
The Licensee shall, and shall ensure that the Licensee Group Companies and Permitted Sub-licensees shall, neither do nor suffer to be done any act or thing which is in any way inconsistent with the Licensor’s ownership of the Licensor’s Trade Marks or the Licensor’s ownership of the Licensor’s Trade Marks in the Composite Trade Marks or in those marks on Schedule 5 or which could impair any application for or registration of any of the Licensor’s Trade Marks or the Composite Trade Marks.

5.2.
The Licensee shall not, and shall ensure that the Licensee Group Companies, and the Permitted Sub-licensees shall not, adopt, register or use any word, name (including company or trading name), mark, symbol, internet domain name, other designation or trade style which, in the Licensor’s opinion, is likely to cause confusion with or dilute any of the Licensor’s Trade Marks, and shall not make any unlicensed use of trade marks which, in the Licensor’s opinion, are confusingly similar to the Licensor’s Trade Marks. For the avoidance of doubt, the Licensee shall only, and shall ensure that the Licensee Group Companies shall only, use the Licensor’s Trade Marks as they appear in Schedule 2, Schedule 3, Schedule 3A, Schedule 3B, Schedule 5 and Schedule 6 and, where applicable, subject always to the colour limitations specified in the definitions of “Existing Composite Trade Marks”, “New Commercial Banking Business Line Composite Trade Marks” and “New Consumer Banking Business Line Composite Trade Marks” set out in Clause 1.1 above. Any other use of the Licensor’s Trade Marks with or in a different colour, shall constitute a new mark and shall require the Licensor’s express written consent prior to any use thereof. The Licensee has confirmed to the Licensor that (a) it initially intends to use the New Consumer Banking Business Line Composite Trade Marks in connection with its consumer banking businesses and (b) it initially intends to use the New Commercial Banking Business Line Composite Trade Marks in connection with its commercial banking businesses. Subject to the foregoing, the parties agree that in the event that the Licensee encounters any unforeseen legal obstacle or litigation risk in relation to its use of the New Composite Trade Mark [Daisy Design] + CITIZENS ONE (or any other New Composite Trade Mark substituted therefor as provided below), the Licensee shall be permitted to use one of the other New Composite Trade Marks in substitution for the New Composite Trade Mark which is subject to such obstacle or legal risk and upon written notification to the Licensor, Schedule 3A and Schedule 3B shall be deemed automatically revised to reflect such substitution. Notwithstanding anything herein to the contrary, the Licensee and the Licensee Group Companies shall be limited at any given time to the use of a single New Composite Trade Mark (including as part of the associated New Consumer Banking Business Line Composite Trade Marks and New Commercial Banking Business Line Composite Trade Marks set out in Schedule 3A and Schedule 3B, respectively).

6.	COMPOSITE TRADE MARKS

6.1.
The Licensor and Licensee have previously registered and applied to register various versions of the Existing Composite Trade Marks in the Territory, as detailed in Schedule 2. For the avoidance of doubt, the Licensor continues, and shall continue, to retain exclusive ownership of the Licensor’s Trade Marks in so far as they comprise the applied for and/or registered Composite Trade Marks and the Licensee continues, and shall continue, to retain exclusive ownership of the Licensee’s Trade Marks in so far as they comprise the applied for and/or registered Composite Trade Marks. The parties agree that the registration of the Composite Trade Marks is purely a protective measure and for administrative ease and shall not provide the Licensor and/or Licensee with any legal rights over either party’s respective component trade marks. The Licensee agrees that it shall take immediate steps to ensure that the Licensor is registered as a joint registrant and proprietor in relation to the Composite Trade Marks (to the extent this has not already been done by the Licensee in relation to each of the Composite Trade Marks).

6.2.
The Licensee shall not apply to register as a trade mark, service mark or domain name any further versions of the Existing Composite Trade Marks in the Territory without the prior written consent of the Licensor, such consent not to be unreasonably withheld, provided however that Licensee is entitled to register in the name of Licensee and Licensor jointly any New Composite Trade Marks under which it proposes to do business pursuant to Clause 5.2 subject to the Licensee giving the Licensor prior written notice to this effect. Similarly, the Licensor shall not apply to register as a trade mark or service mark any further versions of the Composite Trade Marks in the Territory without the prior written consent of the Licensee, such consent not to be unreasonably withheld. As regards the Existing Composite Trade Marks, as detailed in Schedule 2, and any New Composite Trade Marks that are registered pursuant to Clause 5.2, the Licensee shall have sole responsibility for the ongoing prosecution and maintenance of these, including the payment of any related fees, until the expiry and/or termination of this Agreement, but shall keep the Licensor regularly informed in this regard. With regard to the domain names in Schedule 6, the Licensor shall have sole responsibility for renewing those domain names, including the payment of any related fees, for at least so long as the Licensee is licensed to use them in accordance with Clause 3.1.

6.3.	If the Licensee ceases the use of any Composite Trade Mark for which a registration is in effect in the Territory, or for which an application for registration is pending in the Territory,

such Composite Trade Mark shall be simply allowed to lapse on renewal or at the next official action if in the application stage.

7.	QUALITY CONTROL

7.1.
The Licensee shall use, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees use, the Licensor’s Trade Marks as part of the Composite Trade Marks (or otherwise to the extent specified in Clause 3.2 or permitted under the Permitted Sub-licence Agreement) only in a manner and form: (i) designed to maintain the goodwill and reputation for high quality associated with the Licensor’s Trade Marks; (ii) consistent with the use of the Licensor’s Trade Marks by the Licensee, the Licensee Group Companies and the Permitted Sub-licensees prior to 1 June 2014; (iii) that protects the Licensor’s ownership of the Licensor’s Trade Marks; and (iv) that complies with all applicable laws, rules and regulations.

7.2.
The Licensee shall ensure that its and the Licensee Group Companies’ Services, and advertising and marketing of such Services, featuring any of the Licensor’s Trade Marks as part of the Composite Trade Marks or other use as contemplated in Clause 3.2, and the Permitted Sub-licensees use in accordance with the terms of the Permitted Sub-licence Agreement, shall in no way reduce or diminish the reputation, image or prestige of the Licensor or the Licensor’s Trade Marks.

7.3.
Subject to Clause 7.5, the Licensee shall ensure that all Services which feature any of the Licensor’s Trade Marks as part of the Composite Trade Marks or other use as contemplated in Clause 3.2 or permitted under the Permitted Sub-licence Agreement shall be at least equal in quality to goods and services provided by the Licensee immediately prior to 1 June 2014 (the “Quality Standard”).

7.4.
Subject to Clause 7.5, the Licensee shall use, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees use, the Licensor’s Trade Marks as part of the Composite Trade Marks (or otherwise to the extent specified in Clause 3.2 or permitted under the Permitted Sub-licence Agreement) only in the form stipulated by Licensor and shall conform to and observe, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees conform to and observe, such standards as the Licensor from time to time prescribes, including standards related to the quality, design, identity, size, position, appearance, marking and colour of the Licensor’s Trade Marks, and the manner, disposition and use of the Licensor’s Trade Marks and accompanying designations (the “Manner of Use Requirements”). For the avoidance of doubt, the parties acknowledge and agree that (i) the use of the Existing Composite Trade Marks by the Licensee and the Licensee Group Companies immediately prior to 1 June 2014 was compliant with the Licensor’s current Quality Standard and Manner of Use Requirements and (ii) notwithstanding the above, no Manner of Use Requirements applicable to any Composite Trade Mark shall require the Licensee or the Licensee Group Companies to deviate from the manner in which Licensor’s Trade Marks are depicted in the Existing Composite Trade Marks immediately prior to 1 June 2014.

7.5.
The Licensor shall have the right, in its reasonable discretion, to alter or amend the Quality Standard and/or the Manner of Use Requirements at any time during the Initial Term and the Extended Term, and shall give advance written notice of any such changes to the Licensee. The Licensee agrees to promptly adjust its use, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees promptly adjust their use, to abide by any such amended Quality Standard and/or Manner of Use Requirements; provided that no such alteration or amendment to the Quality Standard and/or the Manner of Use Requirements by the Licensor applicable to any Composite Trade Mark shall require the Licensee or the Licensee Group Companies to deviate from the manner in which the Licensor’s Trade Marks are depicted in the Existing Composite Trade Marks immediately prior to 1 June 2014.

7.6.
The Licensee shall permit, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees (subject to the terms of the Permitted Sub-licence Agreement) permit, the Licensor and/or its authorised representative at all reasonable times to enter the premises of the Licensee or the applicable Licensee Group Company or Permitted Sub-licensee for the purpose of observing the creation, promotion and provision of Services which feature any of the Licensor’s Trade Marks as part of the Composite Trade Marks. Upon the Licensor’s reasonable request but not more often than twice per year, the Licensee shall, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees shall, submit samples or provide other evidence (including the inspection of premises) for the Licensor’s review, of the Services bearing the Licensor’s Trade Marks as part of the Composite Trade Marks, and products, items or premises bearing the Licensor’s Trade Marks as set out in Clause 3.2, or pursuant to the Permitted Sub-licence Agreement.

Should the Licensor notify the Licensee that any Services which feature any of the Licensor’s Trade Marks as part of the Composite Trade Marks or other use as contemplated in Clause 3.2 or pursuant to the Permitted Sub-licence Agreement fails to comply with the Quality Standard or the Manner of Use Requirements in effect at that time, the Licensee shall promptly correct, and shall ensure that any applicable Licensee Group Companies or Permitted Sub-licensees (subject to the terms of the Permitted Sub-licence Agreement) promptly correct, such defects in accordance with such notification from the Licensor, and in any event within forty five (45) days of such notice.

7.7.
As part of the Licensee’s obligations under quality control, it shall provide the Licensor with a written statement at each anniversary of the Commencement Date of its steps and the steps of the Licensee Group Companies and the Permitted Sub-licensees to adopt branding that does not incorporate the Licensor’s Trade Marks.

7.8.
The Licensor acknowledges and agrees that the use of the Existing Composite Trade Marks by the Permitted Sub-licensees as of the Commencement Date is, to the extent such use is compliant with the terms of the Permitted Sub-Licence Agreement as of the Commencement Date, compliant with the terms of this Agreement as of the Commencement Date.

8.	INFRINGEMENT

8.1.	The Licensee shall notify the Licensor promptly (including in respect of any of Licensor’s Trade Marks that form part of the Composite Trade Marks or of those marks on Schedule 5) of:

8.1.1	any actual or suspected infringement of any of the Licensor’s Trade Marks;

8.1.2	any third party claims that any of the Licensor’s Trade Marks are invalid or conflict with the rights of any other party; and

8.1.3	any claims that any of the Licensor’s Trade Marks or the use thereof infringes the rights of any other party, that come to its attention and shall not act in such a way that will prejudice any claim or admit any liability in respect of the same.

8.2.
Subject to Clause 8.5, the Licensor shall have the right, but not the obligation, in its sole and absolute discretion to prosecute or defend, at its own expense, all suits involving the Licensor’s Trade Marks, and to take any action that it deems desirable or necessary for the protection of the Licensor’s Trade Marks (irrespective of whether the Licensor’s Trade Marks form part of the Composite Trade Marks or of those marks on Schedule 5). At the Licensor’s discretion, it may do so in its name, in the name of the Licensee, or in the name of both the Licensor and the Licensee, and the Licensee shall claim no rights against the Licensor as a result of any such action.

8.3.
If the Licensor decides to take affirmative action against or in response to any actual or suspected infringement of the Licensor’s Trade Marks, any actual or threatened claim that the Licensor’s Trade Marks or the use thereof infringes the rights of any third party or any actions or proceedings (including registrations, cancellation and opposition proceedings or claims of invalidity) brought before the United States Patent and Trademark Office or any foreign equivalent relating to the Licensor’s Trade Marks, the Licensee shall, if requested by Licensor and at Licensor’s expense, lend its name to such proceedings and otherwise assist the Licensor in taking all steps reasonably required by the Licensor in respect of such action, including without limit, in respect of quantification of any damages claim based on the damages suffered by the Licensee as a result of the said infringement or claim. Except as expressly set out in Clause 8.5, recovery of costs or damages resulting from any such action or proceeding shall be distributed between the parties at the Licensor’s sole discretion and after reimbursement to the Licensor of any costs and expenses incurred by it in relation to such action.

8.4.
Subject to Clause 8.5, the Licensee shall have no right to take any affirmative action against or in response to any actual or suspected infringement of the Licensor’s Trade Marks, any actual or threatened claim that any of the Licensor’s Trade Marks or the use thereof infringes the rights of any third party or any actions or proceedings (including registrations, cancellation and opposition proceedings or claims of invalidity) brought before the United States Patent and Trademark Office or any foreign equivalent relating to the Licensor’s Trade Marks without the prior written consent of the Licensor. Except as expressly set out in this Clause 8, any rights of the Licensee to take such action (whether statutory or otherwise) shall be expressly disapplied to the maximum extent permitted by law.

8.5.
Each party may take affirmative action in its own name against or in response to any actual or suspected infringement of the Composite Trade Marks or of those marks on Schedule 5, any actual or threatened claim that any of the Composite Trade Marks or any of those marks on Schedule 5, or the use thereof infringes the rights of any third party or any actions or proceedings (including registrations, cancellation and opposition proceedings or claims of invalidity) brought before the United States Patent and Trademark Office or any foreign equivalent relating to the Composite Trade Marks or to those marks on Schedule 5 (it being understood that nothing herein is intended to give either party the right to take affirmative action in its own name where the actual, suspected or threatened infringement relates only to an individual component of the Composite Trade Marks or of those marks on Schedule 5 which individual component, as a standalone mark, is exclusively owned by the other party). Where the parties mutually agree to take such an action, it shall be pursued jointly in the joint names of the parties. When such action is pursued subject to joint agreement, the parties shall work together to protect and enforce their collective rights in the applicable Composite Trade Mark or in the applicable mark on Schedule 5. In no event (regardless of whether or not the action is pursued jointly) shall either party, without the prior consent of the other, admit liability or make any offer, promise, compromise, settlement, or communication with the third party in respect of any such action. Recovery of costs or damages resulting from any such joint action shall be distributed equitably between the parties after the reimbursement to each party for its costs and expenses incurred in taking such action. All costs of any infringement proceedings or actions or proceedings brought before the United States Patent and Trademark Office or any foreign equivalent relating to the Composite Trade Marks or to those marks on Schedule 5, whether instigated by the Licensee itself or in partnership with the Licensor, shall be borne by the Licensee.

9.	WARRANTIES, INDEMNITY AND LIABILITY

9.1.	The Licensor hereby represents and warrants to the Licensee that the Licensor owns all right, title and interest in and to the Licensor’s Trade Marks.

9.2.
EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT DOES NOT DO SO IN RELIANCE ON ANY REPRESENTATION, WARRANTY OR OTHER PROVISION EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND ANY CONDITIONS, WARRANTIES, REPRESENTATIONS, UNDERSTANDINGS OR OTHER

TERMS, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF NON-INFRINGEMENT, ARE EXCLUDED FROM THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

9.3.
The Licensee shall indemnify and defend the Licensor and each of the Licensor’s affiliates from and against all suits, actions, claims, liabilities, damages, loss, costs and expenses whether actual or alleged, including reasonable legal fees, court costs and other legal expenses, arising out of, in connection with, or relating to, (i) any breach by the Licensee of its representations, warranties or covenants under this Agreement, (ii) any use of the Licensor’s Trade Marks, the Licensee’s Trade Marks or the Composite Trade Marks by the Licensee or anyone acting under authority of the Licensee (including any Licensee Group Company or Permitted Sub-licensee), and (iii) the Licensee’s failure or the failure of any Licensee Group Company or Permitted Sub-licensee to comply with all applicable laws and regulations relating to the sale, promotion or advertising of the Services or the purpose of the relevant sub-licence.

9.4.	Where the Licensor is seeking to rely upon one of the indemnities set out in Clause 9.3, in respect of any such suit, action or claim (whether actual or alleged) (a “Claim”), the Licensor shall:

9.4.1
as soon as reasonably practicable give to the Licensee written notice of the Claim specifying in reasonable detail the nature of the Claim, and all details of the Claim from time to time in the knowledge or possession of the Licensor;

9.4.2
with respect to any third party Claims, not, without the prior written consent of the Licensee, admit liability or make any offer, promise, compromise, settlement, or communication with the third party in respect of the Claim;

9.4.3	use all reasonable endeavours to mitigate any loss arising out of such Claim by any third party; and

9.4.4
with respect to any third party Claims, render all reasonable assistance to the Licensee in connection with the defence of any such Claim against the Licensor (at the Licensee’s expense) and/or, at the request of the Licensee, (and against the Licensee providing to the reasonable satisfaction of the Licensor security for all costs, charges and expenses) surrender to the Licensee or its insurers on its request the conduct in the Licensor’s name of the defence, settlement and/or counterclaim of the Claim (provided that the Licensor shall be kept informed as to the conduct of such defence, settlement and/or counterclaim) and nothing in this Agreement shall prohibit the Licensor from issuing any press release in connection with any adverse publicity resulting from any such Claim (but provided that such statement shall not contain any admission of liability).

9.5.	Notwithstanding anything in this Agreement to the contrary, the Licensor hereby expressly disclaims all liability for any and all:

9.5.1	special, punitive, incidental, indirect or consequential loss or damage; or

9.5.2	loss of profit, turnover, business, revenue, contracts, goodwill, reputation, anticipated savings or management time (whether direct or indirect); or

9.5.3
claims brought against the Licensee, any Licensee Group Company or the Permitted Sub-Licensees by any other party, which may arise out of or in connection with this Agreement or the performance or purported performance of or delay or failure in the performance of its obligations under this Agreement and the Licensee hereby waives and releases any claims it might otherwise have to be compensated in connection with this Agreement for such loss or damage.

9.6.
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE TOTAL AGGREGATE LIABILITY OF THE LICENSOR UNDER THIS AGREEMENT OR OTHERWISE (WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF THE LICENSOR, ITS EMPLOYEES, CONSULTANTS, AGENTS OR SUB-CONTRACTORS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE LESSER OF (I) THE SUMS RECEIVED BY THE LICENSOR FROM THE LICENSEE UNDER THIS AGREEMENT IN THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD FROM WHICH THE CLAIM AROSE, AND (II) FIVE HUNDRED THOUSAND US DOLLARS ($500,000).

9.7.
Nothing in this Agreement shall affect either party’s liability to the other for death or personal injury resulting from its own or that of its employees’, agents’, consultants’ or sub-contractors’ negligence or for breach of any obligations implied by Section 12 of the Sale of Goods Act

1979, Schedule 1 of the Sale and Supply of Goods Act 1994 or under Part 1 of the Consumer Protection Act 1987 which liability shall not be limited.

10.	TERMINATION

10.1.	The Licensor may terminate this Agreement at any time on giving written notice to the Licensee if:

10.1.1
the Licensee commits any material or persistent breach of any of the provisions of this Agreement (including as contemplated in Clause 3.3) and, in the case of a breach which is capable of remedy fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; or

10.1.2
the Licensee commits any material or persistent breach of any of the provisions of the Separation Agreement or the Registration Rights Agreement (it being understood that, with respect to any termination by the Licensor pursuant to this Clause 10.1.2, the phase-out period set out in Clause 11.1.2 shall commence immediately upon the provision of such termination notice to the Licensee); or

10.1.3
an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of the Licensee, CBNA or CBPA or any of their respective debts, or of a substantial part of any of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Licensee, CBNA or CBPA or for a substantial part of any of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

10.1.4
any of the Licensee, CBNA or CBPA shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Licensee, CBNA or CBPA or for a substantial part of any of their respective assets, (iii) file an answer admitting the material allegations of a petition filed against any of them in any such proceeding, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;

10.1.5	the Licensee is the subject of a notice to strike off the register of companies or corporations in the United States or such other country where the Licensee is registered as a company; or

10.1.6	anything analogous to any of the foregoing under the laws of any jurisdiction outside England occurs in relation to the Licensee; or

10.1.7	the Licensee ceases, or threatens to cease, to carry on business; or

10.1.8	the Licensee undergoes a Change of Control; or

10.1.9	the Licensee fails to pay to the Licensor the Licence Fees in accordance with Clause 12.1; or

10.1.10
the Licensee or any Licensee Group Company disputes or contests, directly or indirectly, the validity of any of the Licensor’s Trade Marks or the Composite Trade Marks, or any of Licensor’s rights therein, or counsels, procedures or assists anyone else to do the same; or

10.1.11
the Licensor, in its reasonable discretion, considers that the Licensee, any Licensee Group Company or any Permitted Sub-Licensee caused, directly or indirectly, any circumstances which could adversely affect the validity, ownership (including any assignment of or granting of an encumbrance or security interest in the Composite Trade Marks) or integrity of any of the Licensor’s Trade Marks or the Composite Trade Marks in any respect.

10.2.
At any time during the Initial Term and the Extended Term, the Licensee shall also be entitled to terminate this Agreement by written notice to the Licensor upon the later of: (x) the Licensee ceasing to use all of the Composite Trade Marks and the Daisy Design (to the extent contemplated by Clause 3.2); and (y) the cessation of use of all of the Licensor’s Trade Marks by the Permitted Sub-licensees.

11.	CONSEQUENCES OF EXPIRY OF AGREEMENT OR TERMINATION

11.1.	Forthwith upon expiry or termination of this Agreement in whole or in part:

11.1.1
The Licensee shall discontinue, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees discontinue, all further use of the Licensor’s Trade Marks (including the Composite Trade Marks) to the extent of such termination, as relevant.

11.1.2
    The Licensee shall remove, and shall ensure that the Licensee Group Companies and the Permitted Sub-licensees remove, any existing uses of the Licensor’s Trade Marks (including the Composite Trade Marks) from the Services and any domain names, websites, company names, products, promotional items, premises and any other such existing uses. In the case of: (x) the expiration of this Agreement in the ordinary course at the end of the Initial Term or the Extended Term, this shall be done by the end of the Initial Term or the Extended Term, and (y) termination of this Agreement (in whole or in part) prior to the expiry of the Initial Term or the Extended Term, this shall be done as soon as practical and to the extent of such termination and, in any event, not later than six (6) months after such termination (without limiting the Licensee’s obligation to pay any Licence Fees pursuant to Clause 12.1 during such period).

11.1.3
The Licensee shall not thereafter promote, sell or offer, and shall ensure that all Licensee Group Companies and Permitted Sub-licensees do not promote, sell or offer any Services under or by reference to any mark identical to, confusingly similar to, or incorporating any of, the Licensor’s Trade Marks.

11.1.4
Any existing trade mark registrations and/or applications for the Composite Trade Marks shall be simply allowed to lapse on renewal (if a registration) and at the next official action (if in application stage).

11.2.
Termination of this Agreement for whatever reason shall not affect the accrued rights of either party arising out of this Agreement as at the date of termination and, in particular but without limitation to, the right to recover damages from the other.

11.3.	Forthwith upon a partial termination of this Agreement pursuant to Clause 3.1(x), except as provided therein:

11.3.4
    The Licensee shall discontinue, and shall ensure that all Licensee Group Companies discontinue, all further use of any Existing Composite Trade Marks that incorporate the “RBS” mark and all further use of the instances set forth on Schedule 5.

11.3.5
The Licensee shall remove, and shall ensure that all Licensee Group Companies remove, any existing uses of any Existing Composite Trade Marks that incorporate the “RBS” mark and any existing uses of the instances set forth on Schedule 5 from the Services and any domain names, websites, company names and any other such existing uses. This shall be done as soon as practical and, in any event, not later than six (6) months after the partial termination of this Agreement in respect of Licensee’s right to use the “RBS” mark.

11.3.6
The Licensee shall not thereafter promote, sell or offer any Services under or by reference to any mark identical to, confusingly similar to, or incorporating the “RBS” mark, and the Licensee shall ensure that no Licensee Group Company shall engage in any of the foregoing.

11.3.7
Any existing trade mark and domain name registrations and/or applications for the Existing Composite Trade Marks and for those marks on Schedule 5, in each case, that incorporate the “RBS” mark shall be simply allowed to lapse on renewal (if a registration) and at the next official action (if in application stage).

11.4.	Forthwith upon a partial termination of this Agreement pursuant to Clause 3.1(z):

11.4.1
The Licensee shall discontinue, and shall ensure that all Licensee Group Companies and Permitted Sub-licensees discontinue, all further use of the Licensor’s Trade Marks (including the Composite Trade Marks) in relation to the applicable product or Services.

11.4.2
The Licensee shall remove, and shall ensure that all Licensee Group Companies and Permitted Sub-licensees remove, any existing uses of the Licensor’s Trade Marks (including the Composite Trade Marks) from the applicable product or Services or in relation to any uses as contemplated in the Permitted Sub-licence Agreement. This shall be done as soon as practical and, i

n any event, no more than sixty (60) days after the commencement of the relevant rebranding initiative as specified in Clause 3.1(z).

11.4.3
The Licensee shall not thereafter promote, sell or offer the applicable product or Services in the Territory under or by reference to any mark identical to, confusingly similar to, or incorporating any of, the Licensor’s Trade Marks, and the Licensee shall ensure that no Licensee Group Company or Permitted Sub-licensees shall engage in any of the foregoing.

11.5.
For the avoidance of doubt, subject to Clause 12.1, a partial termination of this Agreement pursuant to Clause 3.1(x) or Clause 3.1(z) shall not affect Licensee’s obligation to pay any Licence Fees pursuant to Clause 12.1.

11.6.
Termination or expiry of this Agreement shall, in all cases, be without prejudice to Clauses 1 (Definitions and Interpretation), the first sentence of 5.2 (Restrictions on Use), 9 (Warranties, Indemnity and Liability), 11 (Consequences of Termination), 13 (Power of Attorney), 16 (Entire Agreement), 17 (Severability), 18 (No Partnership, Joint Venture or Agency), 19 (Assignment), 20 (Waiver), 21 (Contracts (Rights of Third Parties) Act 1999), 22 (Counterparts) and 23 (Governing Law and Jurisdiction), all of which shall survive termination or expiry for whatever reason and continue in full force and effect.

12.	LICENCE FEES

12.1.
From the Commencement Date to the expiry of the Initial Term or Extended Term, as applicable, the Licensee shall pay the Licensor the following licence fees in accordance with this Clause 12.1 (the “Licence Fees”).

12.1.1	For each applicable period of the Initial Term and the Extended Term, as applicable, the Licensee will pay the Licensor the following:

Year	Licence Fees
During the Initial Term	One US Dollar ($1)
First year of the Extended Term	Five hundred thousand US Dollars ($500,000)
Second year of the Extended Term	Five hundred thousand US Dollars ($500,000)
Third year of the Extended Term	Five hundred thousand US Dollars ($500,000)
Fourth year of the Extended Term	Four million US Dollars ($4,000,000)
Fifth year of the Extended Term	Five million US Dollars ($5,000,000)

12.1.2
The applicable Licence Fee for the Initial Term is to be paid by the Licensee to the Licensor in advance of the Commencement Date. All other Licence Fees during the Extended Term must be paid by the Licensee to the Licensor annually in advance and at least seven (7) business days prior to the commencement of the first, second, third, fourth and/or fifth year of the Extended Term, as applicable.

12.2.
Without limiting the Licensee’s obligation to pay any accrued but unpaid Licence Fees to Licensor, the Licensee’s obligation to pay Licence Fees to Licensor pursuant to Clause 12.1 shall cease once (i) the Licensee has fully and finally ceased all use of the Composite Trade Marks (and the Licensor’s Trade Marks to the extent contemplated by Clause 3.2) throughout the Territory, (ii) all of the Licensee Group Companies and Permitted Sub-licensees have fully and finally ceased to use the Licensor’s Trade Marks and the Composite Trade Marks; and (iii) the Licensee has provided the Licensor with a written declaration signed by an officer of the Licensee certifying the foregoing.

12.3.
All sums payable by a party under this Agreement shall be paid free and clear of any deductions, withholdings, set-offs or counterclaims, save only as may be required by law. If any deductions or withholdings are required by law, the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with a sum equal to the sum it would have been left with if no such requirement to make a deduction or withholding had been required. The parties shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant tax treaty) to which they are entitled in respect of any deduction or withholding in respect of which a payment has been made pursuant to this Clause 12.3 and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer. If the recipient of a payment to which this Clause 12.3 receives a credit for or refund of any Tax payable or similar benefit by reason of any deduction or withholding for or on account of Tax, then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to this Clause 12.3 as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding.

12.4.
All amounts payable under this Agreement shall be deemed to be exclusive of any applicable VAT. If any amount falling due under this Agreement (from whatever cause) constitutes the consideration for a taxable supply of goods and/or services for VAT purposes, then the person(s) to whom the goods or services are supplied shall, where the provider is the person liable to account for the applicable VAT to the relevant Tax Authority, pay VAT in addition to and at the same time as the amount so falling due, against delivery of a valid VAT invoice. Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, the payment shall exclude the amount of any recoverable input tax of the other party (or the representative member of any group of which that party is a member for VAT purposes in respect of such costs), and that other party shall use its reasonable endeavours (and shall procure that any such relevant representative member shall use its reasonable endeavours) to recover such amount of VAT as may be practicable.

13.	IRREVOCABLE AUTHORITY

13.1.
The Licensee hereby irrevocably authorises the Licensor to promptly execute and deliver and sign on behalf of the Licensee, any documents, forms, instruments and (to the extent permitted by any relevant jurisdiction) deeds, or to do any such thing and generally to use the Licensee’s name as may be reasonably necessary for the purpose of giving to the Licensor the full benefit of this Agreement in relation to the Licensor’s Trade Marks. The

Licensor and the Licensee hereby undertake to each other to cooperate with their respective reasonable requests to promptly execute and deliver any documents, forms, instruments and (to the extent permitted by any relevant jurisdiction) deeds, or to do any such thing as may be reasonably necessary for the purpose of giving to the other the full benefit of this Agreement in relation to the Composite Trade Marks.

14.	NOTICE

14.1.
Any notice or other communication given under this Agreement shall be in writing and shall be served by (i) delivering it personally, (ii) sending it by registered airmail or a reputable overnight courier service, or (iii) sending it by email, in each case to the address and for the attention of the relevant party set out in Clause 14.2 (or as otherwise notified by that party in writing). Any such notice shall be deemed to have been received: (w) if delivered personally, at the time of delivery; (x) in the case of registered airmail, five (5) days from the date of posting; (y) in the case of overnight courier, forty eight (48) hours from the date of delivery to the courier; and (z) in the case of email, at the time of transmission if subsequently confirmed by return email.

14.2.	The addresses and fax numbers of the parties for the purposes of Clause 14 are:

14.2.1	The Royal Bank of Scotland Group plc
Address:        The Royal Bank of Scotland Group plc
Business House G, First Floor
RBS Gogarburn
PO Box 1000
Edinburgh EH12 1HQ
SCOTLAND
For the attention of:    Group General Counsel
With a copy to:     Head of Intellectual Property, RBS Legal
Email:            chris.campbell@rbs.com
ipunitrequests@rbs.co.uk

14.2.2	Citizens Financial Group Inc

Address:        Citizens Financial Group Inc
28 State Street
Boston, MA 02109
USA
For the attention of:    Stephen T. Gannon, Esq., General Counsel

14.3.
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in Clause 14.2 (or as otherwise notified by that party under this Agreement) and delivered either to that address, into the custody of the postal authorities as a registered airmail letter or into the custody of a reputable courier for overnight delivery, or that the notice was transmitted by email to the email address of the relevant party set out in Clause 14.2 (or as otherwise notified by that party of the relevant party).

15.	AMENDMENT

15.1.	This Agreement may not be amended except by an instrument in writing executed by duly authorised representatives of both parties.

16.	ENTIRE AGREEMENT

16.1.
The parties acknowledge that this Agreement together with the Schedules constitutes the entire agreement between the parties in respect of the matters contemplated herein, and supersedes and replaces all prior agreements, representations and understandings and discussions between them, including the Previous Licence Agreements, which are hereby terminated. The parties confirm that they have not entered into this Agreement on the basis of any representation that is not expressly included in or incorporated into this Agreement.

16.2.
Without limiting the generality of the foregoing, neither party shall have any remedy in respect of any untrue statement made to it upon which it may have relied in entering into this Agreement, and a party’s only remedy is for breach of contract. Notwithstanding the foregoing, nothing in this Agreement purports to exclude liability for any fraudulent misrepresentation, statement or act.

17.	SEVERABILITY

17.1.
If any provision of this Agreement is determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes. The parties shall negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable provisions which shall maintain the economic purposes and intentions of this Agreement.

18.	NO PARTNERSHIP, JOINT VENTURE OR AGENCY

18.1.
Nothing contained in this Agreement shall be deemed to constitute or imply any partnership, joint venture, agency, fiduciary relationship or other relationship between the parties other than the contractual relationship expressly provided for in this Agreement.

19.	ASSIGNMENT

19.1.
This Agreement is personal to the Licensee. The Licensee shall not assign, transfer, charge, deal, sub-contract, sub-licence (except as set forth in Clause 3.3) or in any other manner make over to any third party the benefit and/or the burden of this Agreement, or purport to do any of the same, without the prior written consent of the Licensor.

20.	WAIVER

20.1.
A failure or delay of either party to enforce any of the provisions of this Agreement shall not operate as a waiver of such provision and shall not preclude or prejudice such party from later enforcing the same or any other provisions of this Agreement.

21.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

21.1.
Nothing in this Agreement or any other document referred to in this Agreement shall create any rights or confer any benefit on any third party under the Contracts (Rights of Third Parties) Act 1999 (the “1999 Act”). For the avoidance of doubt, the Licensor and the Licensee are entitled to vary, amend, rescind or terminate any of the provisions of this Agreement (in accordance with its terms) without notifying or seeking the consent of any third party and the rights of the 1999 Act are hereby excluded.

22.	COUNTERPARTS

22.1.
This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall be deemed to constitute one and the same instrument.

23.	GOVERNING LAW AND JURISDICTION

23.1.
The construction, validity and performance of this Agreement shall be governed in all respects by the laws of England and Wales and all disputes arising in any way out of or affecting this Agreement shall be subject to the non-exclusive jurisdiction of the English Courts to which the parties agree to submit, save in respect of those issues relating to the validity or enforcement of any of the Licensor’s Trade Marks or the Composite Trade Marks which shall be governed by the law of the country of registration (if any) of those rights.

AS WITNESS the hands of the parties hereto or their duly authorised representatives on the date first above written:

For and on behalf of
THE ROYAL BANK OF SCOTLAND GROUP PLC

By
/s/ Ewen Stevenson
…………………………………………… Authorised Attorney
Ewen James Stevenson
…………………………………………… Full Name
Chief Financial Officer
…………………………………………… Position

For and on behalf of
CITIZENS FINANCIAL GROUP INC.

By
/s/ Bruce Van Saun
…………………………………………… Authorised Signatory
Bruce Van Saun
…………………………………………… Full Name

Chairman and Chief Executive Officer
…………………………………………… Position

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